Contact: Mary Broaddus Tel 734.591.7375 broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152	Earnings Release

FOR IMMEDIATE RELEASE

Valassis Reports Net Earnings Up 141% for the Second Quarter Ended June 30, 2009
Raises Full-year 2009 Adjusted EBITDA* Guidance by $30 Million

Livonia, Mich., July 30, 2009: Valassis (NYSE: VCI) today announced financial results for the second quarter ended June 30, 2009. We reported quarterly revenue of $544.0 million, a decrease of 8.6% from $594.9 million for the prior year quarter attributed primarily to the economic uncertainty and its effect on our clients’ marketing budgets. The quarterly revenue decline would have been 7.0% excluding $9.8 million in divested and discontinued businesses in the prior year quarter. Second-quarter net earnings was $15.9 million, an increase of 141.1% from $6.6 million(1) for the prior year quarter. Net earnings includes an after-tax gain of $0.9 million, or $0.02 per share, related to our repurchases at a discount to par of term loans under our senior secured credit facility. Earnings per share (EPS) for the quarter was $0.33, up 135.7% from $0.14(1) for the prior year quarter.  For the second quarter of 2009, adjusted EBITDA* was $65.0 million, an increase of 16.1% compared to $56.0 million for the prior year quarter.

First-half revenue for 2009 was $1,095.2 million, down 8.1% compared to the first half of the prior year (down 6.7% excluding divested and discontinued businesses of $17.8 million in the prior year period). Net earnings for the first half of 2009 was $29.0 million, up 65.1% compared to $17.6(1) million for the prior year.  EPS for the first half of 2009 was $0.60, up 62.2% compared to $0.37(1) for the prior year period.  First-half adjusted EBITDA* was $118.9 million, flat compared to the first half of 2008.

“We continue to outperform most media companies because our product portfolio is well aligned with what research indicates is a permanent shift in shopper behavior toward value-oriented media,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer.  “In addition, we have very high retention within our diverse and stable client base who use our products to generate measurable results."

Some additional financial highlights include:
•
2009 Profit Maximization Plan (PMP) Continues to be Ahead of Schedule: Second-quarter 2009 selling, general and administrative (SG&A) costs were $86.7 million, which includes $3.7 million in legal costs related to the News America lawsuits, compared to prior year quarter SG&A costs of $96.9 million.  This 10.5% reduction was due primarily to cuts in staffing, divested and discontinued businesses and reduced discretionary spending.   First-half 2009 SG&A was $172.9 million (including $6.6 million in legal costs), down 10.9% compared to the first half of 2008 SG&A of $194.0 million.

•	Capital Expenditures: Capital expenditures for the second quarter of 2009 were $6.6 million and are on track to meet our annual target of $15 million to $20 million in 2009.
•
Liquidity: Second-quarter 2009 cash flow from operations was $83.7 million with a decrease in debt of $23.1 million. As of June 30, 2009, our net debt position was $952.2 million. During the quarter, we completed two “modified Dutch” auctions in which we repurchased and retired $21.6 million of our outstanding term loan B and delayed draw term loans under our senior secured credit facility at an average discount of 7.3% to par, or for an aggregate purchase price of $20.0 million, plus fees.  Our cash interest expense for the quarter was $19.0 million compared to $20.3 million for the first quarter.

Outlook
We are updating full-year 2009 guidance based on our current outlook.  Given continued success with our PMP and assuming no further economic downturns, we are increasing full-year 2009 adjusted EBITDA* guidance to $245.0 million from $215.0 million.

“We are very pleased with our cost management efforts in the first half which have resulted in significant margin and profit improvement,” said Robert L. Recchia, Valassis Executive Vice President and Chief Financial Officer.

(1)Effective Jan.1, 2009, we adopted Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, (FSP APB 14-1) which requires retrospective application.  This adoption of FSP APB 14-1 had no effect on the current period. Previously reported net earnings and EPS for the quarter ended June 30, 2008 have been reduced by $0.7 million and $0.01, respectively, as the result of recognizing incremental non-cash interest expense of $1.1 million .during that period. Previously reported net earnings and EPS for the six months ended June 30, 2008 have been reduced by $2.2 million and $0.04, respectively, as a result of recognizing incremental non-cash interest expense of $3.3 million during that period.  In May 2008, we repurchased approximately 99.95% of our convertible debt.

VCI 2Q09 Earnings

Business Segment Discussion
•
Shared Mail:  Revenue for the second quarter of 2009 was $313.6 million, down 10.5% compared to the prior year quarter.  The decline was due primarily to reduced spending by clients in the mass merchandising vertical, lightweighting by grocery retailers and lower wrap revenue. Segment profit for the quarter was $23.4 million, up 2.6% compared to the prior year quarter due to package optimization efforts, newspaper alliances, SG&A reductions and effective cost management.

•
Neighborhood Targeted Products:  Revenue for the second quarter of 2009 was $99.0 million, down 8.6% compared to the prior year quarter revenue of $108.3 million, due primarily to a decrease in spend by clients in the telecom and financial verticals. Segment profit for the quarter was $10.0 million, down 15.3% compared to $11.8 million for the prior year quarter. The segment profit decline for the quarter was due primarily to the decline in revenue and a shift in product mix.

•
Free-standing Inserts (FSI):  Revenue for the second quarter of 2009 was $92.1 million, up 3.8% compared to the prior year quarter.  This was due to an industry unit volume increase of approximately 8% as value-oriented media continues to gain popularity.  Segment profit for the quarter was $4.3 million, compared to a loss of $2.4 million in the prior year quarter due to increased unit volume and reduced costs. Management noted that our profit improvement in the FSI segment is a result of our cost management efforts through the PMP.  At the same time, the FSI business remains dramatically depressed from historical levels due to the unfair tying, bundling and leveraging of in-store products into FSI negotiations by our competitor, News America, as the jury unanimously found in our recent lawsuit against News America.

•
International, Digital Media & Services:  Revenue for the second quarter was $39.3 million, down 17.3% compared to the prior year quarter.  Excluding revenue from previously announced divested and discontinued operations of $9.8 million and a $1.8 million impact of currency fluctuations, revenue was up 9.1% compared to the prior year quarter. Segment profit for the quarter was $6.4 million, up 146.2% from $2.6 million in the second quarter of 2008 (which included $0.8 million of one-time restructuring charges) primarily due to the discontinuance of underperforming businesses and a significant increase in U.S. coupon clearing volume. NCH Marketing Services, Inc., our coupon-processing subsidiary, issued a mid-year report that shows that consumer packaged goods coupon distribution has increased in the last five consecutive quarters. NCH also reported a 19% increase in redemption volume in the first half of 2009 compared to the prior year period.

Segment Results Summary
	Quarter Ended June 30,
Segment Revenue (in millions)	2009	2008	% Change
Shared Mail	$313.6	$350.4	-10.5%
Neighborhood Targeted	$99.0	$108.3	-8.6%
Free-standing Inserts	$92.1	$88.7	3.8%
International, Digital Media & Services	$39.3	$47.5	-17.3%
Total Segment Revenue	$544.0	$594.9	-8.6%

	Quarter Ended June 30,
Segment Profit (in millions)	2009	2008	% Change
Shared Mail	$23.4	$22.8	2.6%
Neighborhood Targeted	$10.0	$11.8	-15.3%
Free-standing Inserts	$4.3	$(2.4)	279.2%
International, Digital Media & Services	$6.4	$2.6	146.2%
Total Segment Profit	$44.1	$34.8	26.7%

VCI 2Q09 Earnings

Conference Call Information
We will hold an investor call today to discuss our second-quarter 2009 results at 11 a.m. (ET). The call-in number is (877) 941-2332 (please reference conference #4081090). The call will be simulcast on our Web site at http://www.valassis.com and a telephonic replay of the call will be available through Aug. 12, 2009 at (800) 406-7325, pass code 4081090. This earnings release and the webcast will be archived on our Web site under “Investor.”

Non-GAAP Financial Measures
*We define adjusted EBITDA as earnings before net interest expense, other non-cash expenses (income), net, income taxes, depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R, non-recurring restructuring and severance costs and amortization of a client contract incentive. Adjusted EBITDA is a non-GAAP financial measure commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies.  Accordingly, management believes that adjusted EBITDA may be useful in assessing our operating performance and our ability to meet our debt service requirements.  In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. However, this non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and
•
other companies, including companies in our industry, may calculate this measure differently and as the number of differences in the way two different companies calculate this measure increases, the degree of its usefulness as a comparative measure correspondingly decreases.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using this non-GAAP financial measure only supplementally.  Further important information regarding operating results and reconciliations of this non-GAAP financial measure to the most comparable GAAP measures can be found below.

Reconciliation of 2009 Adjusted EBITDA Guidance to 2009 Net Earnings Guidance:

Full-year 2009 Revised Guidance ($ in millions)
Net Earnings	$62.4
Add back:
Interest expense, net	82.4
Income taxes	39.2
Depreciation and amortization	66.9
Other non-cash income	(15.8)

EBITDA	$235.1

Add back:
FAS123r expense	6.1
Non-recurring restructuring/severance	3.8
Adjusted EBITDA	$245.0

VCI 2Q09 Earnings

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flow from Operations
 (dollars in thousands)
Unaudited

	Three Months Ended June 30,
	2009	2008

Net Earnings - GAAP	$15,948	$6,614

plus: Income taxes	9,666	4,629
Interest expense, net	21,231	24,586
Depreciation and amortization	17,407	17,185
less: Other non-cash income, net	(2,766)	(1,048)
EBITDA	$61,486	$51,966

Stock-based compensation expense	1,719	1,973
Amortization of client contract incentive	-	1,215
Restructuring costs / severance	1,773	810

Adjusted EBITDA	$64,978	$55,964

Interest expense, net	(21,231)	(24,586)
Income taxes	(9,666)	(4,629)
Restructuring costs, cash	(1,773)	(810)
Changes in operating assets and liabilities	51,426	51,695
Cash Flow from Operations	$83,734	$77,634

	Six Months Ended June 30,
	2009	2008

Net Earnings - GAAP	$28,976	$17,555

plus: Income taxes	18,320	11,652
Interest expense, net	42,625	49,980
Depreciation and amortization	35,067	34,823
less: Other non-cash income, net	(11,461)	(2,167)
EBITDA	$113,527	$111,843

Stock-based compensation expense	2,768	3,429
Amortization of customer contract incentive	-	2,430
Restructuring costs / severance	2,556	1,447

Adjusted EBITDA	$118,851	$119,149

Interest expense, net	(42,625)	(49,980)
Income taxes	(18,320)	(11,652)
Restructuring costs, cash	(2,556)	(1,447)
Changes in operating assets and liabilities	68,046	24,965
Cash Flow from Operations	$123,396	$81,035

VCI 2Q09 Earnings

About Valassis
Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements
Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; recent disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; the outcome of ADVO’s pending shareholder lawsuits; our current litigation with News America Incorporated may be costly and divert management’s attention; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; reductions of our credit rating may have an adverse impact on our business; counterparties to our secured credit facility and interest rate swaps may not be able to fulfill their obligations due to disruptions in the global credit markets; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VCI 2Q09 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(dollars in thousands)
Unaudited

	June 30,	Dec. 31,
	2009	2008

Assets

Current assets:

Cash and cash equivalents	$141,139	$126,556
Accounts receivable	377,159	479,749
Inventories	34,086	48,173
Refundable income taxes	9,649	15,509
Deferred income taxes	1,808	1,879
Other	20,725	31,235

Total current assets	584,566	703,101

Property, plant and equipment, at cost	490,440	484,765

Less accumulated depreciation	(276,794)	(250,828)

Net property, plant and equipment	213,646	233,937

Intangible assets, net	886,110	892,422

Investments	2,344	2,555

Other assets	21,041	21,166

Total assets	$1,707,707	$1,853,181

More tables to follow  . . .

VCI 2Q09 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(dollars in thousands)
Unaudited

	June 30,	Dec. 31,
	2009	2008

Liabilities and Stockholders' Equity

Current liabilities:

Current portion, long-term debt	$6,197	$90,855
Accounts payable and accruals	379,129	440,214
Progress billings	33,027	44,539

Total current liabilities	418,353	575,608

Long-term debt	1,087,108	1,111,712
Other liabilities	61,102	66,029
Deferred income taxes	98,214	94,418

Stockholders' equity:

Common stock	636	635
Additional paid-in capital	90,072	87,305
Retained earnings	484,939	455,963
Treasury stock	(520,170)	(520,170)
Accumulated other comprehensive loss	(12,547)	(18,319)

Total stockholders' equity	42,930	5,414

Total liabilities and stockholders' equity	$1,707,707	$1,853,181

More tables to follow  . . .

VCI 2Q09 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
Unaudited

	Three Months Ended June 30,		%
	2009	2008	Change

Revenue	$544,037	$594,925	- 8.6%

Costs and expenses:
Costs of products sold	410,043	460,970	- 11.0%
Selling, general and administrative	86,659	96,869	- 10.5%
Amortization	3,256	2,305	+ 41.3%
Total costs and expenses	499,958	560,144	- 10.7%

Operating income	44,079	34,781	+ 26.7%

Other expenses and income:
Interest expense	21,385	25,227	- 15.2%
Interest income	(154)	(641)	- 76.0%
Other (income) and expenses	(2,766)	(1,048)	+ 163.9%
Total other expenses and income	18,465	23,538	- 21.6%

Earnings before income taxes	25,614	11,243	+ 127.8%

Income taxes	9,666	4,629	+ 108.8%

Net earnings	$15,948	$6,614	+ 141.1%

Net earnings per common share, diluted	$0.33	$0.14	+ 135.7%

Weighted average shares outstanding, diluted	48,961	48,088	+ 1.8%

Supplementary Data
Amortization	$3,256	$2,305
Depreciation	14,151	14,880
Capital expenditures	6,607	6,674

More tables to follow  . . .

VCI 2Q09 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
Unaudited

	Six Months Ended June 30,		%
	2009	2008	Change

Revenue	$1,095,192	$1,192,006	- 8.1%

Costs and expenses:
Costs of products sold	837,533	916,327	- 8.6%
Selling, general and administrative	172,887	194,048	- 10.9%
Amortization	6,312	4,611	+ 36.9%
Total costs and expenses	1,016,732	1,114,986	- 8.8%

Operating income	78,460	77,020	+ 1.9%

Other expenses and income:
Interest expense	43,029	51,348	- 16.2%
Interest income	(404)	(1,368)	- 70.5%
Other (income) and expenses	(11,461)	(2,167)	+ 428.9%
Total other expenses and income	31,164	47,813	- 34.8%

Earnings before income taxes	47,296	29,207	+ 61.9%

Income taxes	18,320	11,652	+ 57.2%

Net earnings	$28,976	$17,555	+ 65.1%

Net earnings per common share, diluted	$0.60	$0.37	+ 62.2%

Weighted average shares outstanding, diluted	48,693	48,023	+ 1.4%

Supplementary Data
Amortization	$6,312	$4,611
Depreciation	28,755	30,212
Capital expenditures	8,643	15,696

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